EXHIBIT 11.1

CAPITOL MULTIMEDIA AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER COMMON SHARE


                                                     (UNAUDITED)

Three Months Ended June 30                                 1997         1996
                                                       ----------   ----------
PRIMARY EARNINGS PER SHARE
Net Income                                             $1,673,712   $   81,740
Interest income from using the treasury stock method       91,051
                                                       ----------   ----------
Net Income                                             $1,764,763   $   81,740
                                                       ==========   ==========

Weighted average number of share
  outstanding during the three months                   6,032,065    4,832,065
Incremental shares issuable pursuant
  to outstanding options and warrants                     882,283            *
                                                       ----------   ----------
Weighted average number of shares used in
the computation of net income per share                 6,914,348    4,832,065
                                                       ==========   ==========
Primary earning per common share                       $      .26   $      .02
                                                       ==========   ==========

*Antidilutive

In computing net income per share using the treasury stock method, net income has been increased by $91,051 in interest income for the three months ended June 30,1997. Fully diluted and primary net income per share for the three months ended June 30,1997 were not materially different.